EXHIBIT INDEX


      Exhibit Number                            Description of Exhibit

      99.1                           Press release dated as of February 4, 1998
                                             issued by Protection One, Inc.

FOR FURTHER INFORMATION CONTACT:
Mr. John W. Hesse Executive Vice President and Chief Financial Officer (972) 916-61202
or Montgomery W. Cornell, Treasurer (972) 916-6044
Protection One, Inc.
www.protectionone.com


FOR IMMEDIATE RELEASE

                            PROTECTION ONE EXERCISES OPTION TO PURCHASE
                       NETWORK MULTI-FAMILY FOR APPROXIMATELY $175 MILLION

         Culver City,  California,  February 4, 1998 -  Protection  One (Nasdaq:
ALRM) announced today that it exercised its option to acquire the stock of Network Holdings, Inc., the parent of Network Multi-Family Corporation, from a subsidiary of Western Resources. The purchase price is approximately $175 million.

         With approximately 200,000 subscribers, Network Multi-Family is the largest provider of security alarm monitoring services to apartment and condominium complexes in the United States. Network has held the leading position since its entry into the market 15 years ago.

         James M. Mackenzie, Jr., Protection One's president and chief executive officer said "With the exercise of the option, Protection One now has a leadership position in the attractive multi-family segment of the security industry, a segment that has low penetration and growth prospects not unlike those of the residential market five years ago. A majority of Network's customers are signed to monitoring contracts that have an initial term of 10 years, and Network's historical customer attrition approximates less than half that of the residential segment's net attrition. We expect to achieve growth rates in the multi-family segment similar to those we have enjoyed for years in the residential alarm monitoring business."

         Mr. Mackenzie also observed that Network's customers will be referred to Protection One's residential marketing group as they move into single family households, presenting Protection One with an additional source of residential subscribers.

         Statements contained in this press release concerning the Company's outlook for growth in fiscal year 1998, competitive position and other statements of management's beliefs, goals and expectations are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. These risks and uncertainties include the ability of the Company to add accounts through the Dealer Program, acquisitions and strategic alliances and other factors described in the cautionary statements included in Protection One's prospectus dated January 2, 1997 (pages 5-11), which statements are incorporated herein by reference. Protection One disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this press release.

         Protection One, one of the largest security alarm companies in the United States, provides monitoring and related security services to residential and commercial subscribers across the nation.